EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 7, 2017

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $280,000 or $0.03 diluted earnings per share for the three months ended September 30, 2017, compared to net earnings of $297,000 or $0.04 diluted earnings per share for the three months ended September 30, 2016, a decrease of $17,000 or 5.7%.

The decrease in net earnings for the quarter ended September 30, 2017, was primarily attributable to lower net interest income, and lower non-interest income, which were partially offset by decreases in provision for income tax expense, non-interest expense and provision for loan losses. Net interest income decreased $28,000 or 1.1% to $2.4 million for the current quarter just ended as interest income increased $112,000 or 4.0% to $2.9 million and interest expense increased $140,000 or 42.7% to $468,000 for the recently-ended quarter. While interest income and interest expense both increased quarter to quarter, interest expense increased at a faster pace chiefly as short-term interest rates have risen in response to the Federal Open Market Committee’s increase in the overnight rate of 75 basis points in the last 12 months. Non-interest income decreased $28,000 or 16.7% to $140,000 for the just-ended quarter due primarily to lower gains realized on the sale of the Company’s other real estate owned. Non-interest expense decreased $10,000 or 0.5% to $2.2 million for the quarter ended September 30, 2017, primarily due to a decrease in FDIC insurance expense, which resulted from changes in the FDIC assessment methodology. Income tax expense decreased $25,000 or 15.6% and totaled $135,000 for the quarter just ended in response to the lower overall taxable income. The Company recorded no provision for loan losses during the most recently-ended quarter, a decrease of $4,000 compared to the quarter ended September 30, 2016, in response to improved asset quality in the loan portfolio.

At September 30, 2017, assets totaled $304.5 million, a decrease of $4.0 million or 1.3%, from $308.5 million at June 30, 2017. This decrease was attributed primarily to decreases in loans and cash and cash equivalents. Loans, net decreased $2.4 million or 0.9% to $255.9 million at September 30, 2017, while cash and cash equivalents decreased $4.5 million or 34.8% to $8.3 million at September 30, 2017. Somewhat offsetting the decrease in cash and cash equivalents, time deposits in other financial institutions increased $2.7 million or 64.9% to $6.9 million at September 30, 2017, as the Company seeks to employ liquidity at the highest earning level possible. Total liabilities decreased $3.9 million or 1.6% to $237.4 million at September 30, 2017, primarily as a result of a decrease in advances, which decreased $9.6 million or 17.1% to $46.2 million at September 30, 2017. Short-term advances were repaid with the proceeds of loan repayments and additional retail deposits. Deposits increased $5.3 million or 2.9% and totaled $188.2 million at quarter end.

At September 30, 2017, the Company reported its book value per share as $7.95. The change in shareholders’ equity was primarily associated with net profits for the period less dividends paid on common stock.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2017, the Company had approximately 8,444,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2017	2017
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$8,346	$12,804
Time deposits in other financial institutions	6,928	4,201
Investment Securities	1,438	1,558
Loans, net	255,858	258,244
Real estate acquired through foreclosure	777	358
Other Assets	31,158	31,320
Total Assets	$304,505	$308,485

Liabilities
Deposits	$188,187	$182,845
FHLB Advances	46,230	55,780
Deferred revenue	578	578
Other Liabilities	2,400	2,136
Total Liabilities	237,395	241,339
Shareholders' Equity	67,110	67,146
Total Liabilities and Equity	$304,505	$308,485
Book Value Per Share	$7.95	$7.95

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2017	2016
	(Unaudited)
Interest Income	$2,901	$2,789
Interest Expense	468	328
Net Interest Income	2,433	2,461
Provision for Losses on Loans	--	4
Non-interest Income	140	168
Non-interest Expense	2,158	2,168
Income Before Income Taxes	415	457
Income Taxes	135	160
Net Income	$280	$297
Earnings per share:
Basic and diluted	$0.03	$0.04
Weighted average outstanding shares:
Basic and diluted	8,359,607	8,335,931

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